EXHIBIT 10.2

EMPLOYMENT AGREEMENT

(John R. Gibson)

This Employment Agreement (“Agreement”), entered into effective January 1, 2002, is between American Pacific Corporation., a Delaware corporation having its principal place of business at 3770 Howard Hughes Parkway, Suite 300, Las Vegas Nevada 89109 (the “Company”), and John R. Gibson, an individual residing in Clark County, Nevada (the ”Executive”) (collectively, “the parties”).

RECITALS

1.    The Company, through its subsidiary corporations, is engaged in the manufacture of specialty chemicals, including perchlorate chemicals, sodium azide and Halotron™ fire suppression agents, the design and manufacture of environmental protection products and other products as may be acquired or developed over time, and real estate development.

2.    Executive has been employed by the Company since February 1, 1992, and is currently serving as the Company’s Chairman of the Board, President, and Chief Executive Officer.

3.    The Company desires to continue to employ Executive and to assure itself of the continued services of Executive for the term of this Agreement, and Executive desires to be employed by the Company for such period, upon the following terms and conditions.

AGREEMENT

ACCORDINGLY, the parties agree as follows:

1.    Period of Employment

a.    Basic Term.    The Company shall continue to employ Executive to render services to the Company in the position and with the duties and responsibilities described in Section 2 from the date of this Agreement through December 31, 2004 (the “Term Date”), unless Executive’s employment is terminated sooner in accordance with Section 4 below.

b.    Annual Renewal.    Each year the term and provisions of this Agreement shall automatically extend for a total three-year period, to and including the year in which the Executive attains age seventy (70), unless either party notifies the other in writing to the contrary at least 30 days prior to the applicable December 31 date that it, or he, does not want the term to so extend. If the Company provides such notice, the severance benefits and arrangements described in Section 4c shall apply at the end of the existing term of the Agreement. Regardless of the Term Date, this Agreement shall end on December 31 of the year in which the Executive attains age seventy (70).

2.    Position, Duties, Responsibilities

a.    Position:    Executive is employed by the Company to render services to the Company in the positions of Chairman of the Board, President, and Chief Executive Officer, and shall perform all services appropriate to those positions, as well as such other services as may reasonably be assigned by the Company. The duties assigned to the Executive may be, but need not be, the same duties that are presently assigned to the Executive, and may be changed from time to time. Initially, the Executive shall act as the Chief Executive Officer of the Company and shall have all of the responsibilities and duties, including fiduciary duties, associated with such position. In addition, during such periods of time as the Executive serves as the Chairman of the Board, President, or other officer of the Company, the Executive’s service as an officer shall additionally be governed by the Company’s Bylaws from time to time in effect, and by the laws of the state of the Company’s incorporation. Executive shall at all times perform his duties and discharge his responsibilities under this Agreement and under applicable law diligently and conscientiously, and to the best of his ability, and shall direct his best efforts to further and maximize the business and interests of the Company and its shareholders, in accordance with sound business practices and applicable laws and regulations. Executive shall report to the Board of Directors of the Company.

b.    Other Activities.    Except upon the prior written consent of the Company, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Without limitation, the Executive shall not act in any advisory or other capacity for any individual, firm, association or corporation other than the Company and its subsidiary corporations in matters in any way pertaining to any business or undertaking in any way similar to or competitive with the business or activities of the Company and its subsidiary corporations. Notwithstanding the foregoing, while the Company does not request Executive’s service on the boards of directors of other corporations, the Company does not, in principle, object to such service where Executive would have no conflict of interest with duties owed to the Company.

c.    Proprietary Information.    “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company and its subsidiary corporations, or its employees, clients, consultants, or business associates, which was produced by any employee of the Company or its subsidiary corporations, in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company or its subsidiary corporations. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Executive should consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

d.    General Restrictions on Use.    During the Period of Employment, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the Company.

3.    Compensation.

In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

a.    The Company shall continue to pay Executive as compensation for services a base salary at the annual rate of $366,800, or at such higher rate as the Compensation Committee of the Board of Directors may determine from time to time. Such salary shall be payable in accordance with the standard payroll procedures of the Corporation. Once the Corporation’s Compensation Committee of the Board of Directors has increased such salary, it thereafter shall not be reduced. The annual compensation specified in this Section 3, together with any increases in such compensation that the Compensation Committee of the Board of Directors may grant from time to time, is referred to in this Agreement as “Base Compensation.”

b.    The Company (or the employing subsidiary corporation) shall review the above Base Compensation on or about June 1 of each calendar year, and may make any increase it deems appropriate. Any such increase shall be made effective as soon as may be practicable following each review.

c.    Executive shall be eligible to participate in all the Company’s (or the employing subsidiary corporation’s) benefit plans, and to receive perquisites of employment, as established by the Company, and as may be amended from time to time in the Company’s sole discretion at least equal to those provided to other Company officers.

4.    Termination of Employment

a.    Termination By Death.    Executive’s employment shall terminate automatically upon the death of Executive. Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing, and shall continue to pay Executive’s salary and benefits, through the second full month after Executive’s death. As of the date of death, all stock options available to Executive through the Term Date shall be deemed accelerated and vested, and may be exercised by the appropriate representative beneficiary of Executive’s estate. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs to the benefits of any life insurance plan or other applicable benefits.

b.    Termination By Disability.    If, in the sole opinion of the Company, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than ninety (90) days in the aggregate in any twelve-month period, then, to the extent permitted by law, Company may terminate Executive’s employment. Company shall pay to Executive all compensation to which Executive is entitled up through the last day of the month in which the 90th day of incapacity occurs, and thereafter, all of Company’s obligations under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant.

c.    Termination By Company Not For Cause.    At any time, Employer may terminate the Period of Employment Not For Cause for any reason by providing Executive thirty (30) days’ advance written notice, provided that Executive shall, in addition to all compensation due and owing through the last day actually worked, receive the following:

(i)  The Company shall pay Executive a severance payment equal to three years of the Executive’s then current Base Compensation. The severance payment will be made in the form of salary continuation for three years (the “Severance Period”), payable on the Company’s normal payroll schedule.

(ii)  During the Severance Period, Executive will continue to receive other perquisites of employment that he would have received had he remained employed as the Company’s Chairman of the Board, President, and Chief Executive Officer.

(iii)  The Company shall provide Executive and his covered dependants, if any, with continuing health insurance coverage throughout the Severance Period. Upon conclusion of Severance Period, Executive is eligible to elect to convert his health insurance benefits under COBRA for a period of up to eighteen (18) months.

(iv)  All shares of stock granted to Executive and all unexercised options to purchase Company stock that are unvested at the time of the termination of employment shall become fully vested and exercisable.

(v)  The amount of any payment provided for in this Section 4.c shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer during the Severance Period so long as Executive does not violate the provisions of Section 6.d below.

(vi)  The severance benefits described in this Section 4.c shall be conditioned upon Executive’s continued observance of the obligations described in Section 6.d throughout the Severance Period. Should Executive engage in or pursue any of the activities described in Section 6.d at any time during the Severance Period, all severance benefits described in this Section 4.c shall cease. In addition, receipt of the benefits described in this Section 4.c are contingent upon Executive executing a release of claims against the Company.

d.    Termination By Company For Cause.    At any time, and without prior notice, the Company may terminate Executive’s employment For Cause (as defined below). The Company shall pay Executive all compensation then due and owing; thereafter, all of the Company’s obligations under this Agreement shall cease. Termination for “Cause” shall mean termination of Executive’s employment because of Executive’s (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the company; (ii) conviction for, or guilty plea to, a felony; (iii) willful material breach of this Agreement; (iv) willful and continued failure to substantially perform his duties under this Agreement, provided, however, that if such Cause is reasonably curable, the company shall not terminate Executive’s employment hereunder unless the Company first gives notice of its intention to terminate and the grounds of such termination, and the Executive has not, within thirty (30) days following receipt of this notice, cured such Cause.

e.    By Executive Not for Good Reason.    At any time, Executive may terminate the Period of Employment for any reason, with or without cause, by providing Employer thirty (30) days’ advance written notice. Employer shall have the option, in its complete discretion, to make termination of the Period of Employment effective at any time prior to the end of such notice period, provided Employer pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period, thereafter, all of Employer’s obligations under this Agreement shall cease.

f.    By Executive for Good Reason.    Executive may terminate, without liability, the Period of Employment for Good Reason (as defined below), provided Executive gives Employer ninety (90) days’ advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Employer shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Executive’s notice to terminate shall be rescinded automatically; if not remedied, termination of the Period of Employment shall become effective upon expiration of the above notice period. In this event, Employer shall pay Executive all compensation due and owing through the last day actually worked including any accrued but unused vacation. Employer shall also have the option, in its complete discretion, to make termination effective at any time prior to the end of the notice period, provided that Employer pays Executive all compensation due and owing through the balance of the notice period (not to exceed ninety (90) days). Executive shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than sixty (60) days after the occurrence of the event that is the basis for the Good Reason. If Executive terminates the Period of Employment for Good Reason pursuant to the provisions of this Section 4.f, Executive shall receive the severance benefits described in and pursuant to the terms of subparagraph 4.c above.

The following shall constitute a termination by Executive for “Good Reason”: (A) without Executive’s express written consent there is an assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which is materially inconsistent with Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, except in connection with the termination of employment For Cause (as defined in Section 4.d above), or due to disability or death; (B) there is a reduction by the Company in the Executive’s annual salary then in effect; (C) a material reduction by the Company in the kind or level of benefits provided to Executive under any benefit plan of the Company in which the Executive is participating with the result that Executive’s overall benefits package is significantly reduced; (D) any material breach by the Company of any material provision of this Agreement; or (E) a relocation of Executive’s principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Employer without Executive’s consent.

g.    Good Faith Commitment to Negotiate Transition Agreement.    Company and Executive mutually agree to negotiate in good faith with regard to a Transition Agreement, which would be offered to Executive in the event that he is replaced as Chairman of the Board, President, and/or Chief Executive Officer of the Company. For his part, Executive agrees that he will utilize his best efforts to assist in a smooth transition to any successor Chairman of the Board, President, and/or Chief Executive Officer.

h.    Corporate Transaction.

(i)  Corporate Transaction Defined.    For purposes of this Agreement, a “Corporate Transaction” shall include any of the following transactions to which the Company is a party: (A) a merger or consolidation in which the Company is not the surviving entity and securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holder different from those who held such securities immediately prior to such merger; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (C) any reverse merger in which the Company is the surviving entity but in which securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holder different from those who held such securities immediately prior to such merge; or (D) any cash dividend paid by the Company that, in the aggregate with all other dividends paid in any twelve month period, is greater than the combined earnings of the Company for the Company’s two fiscal years prior to such dividend payment date. In addition, a Corporate Transaction shall also include a “Change of Control” as such term is defined in the Company’s 2001 Stock Option Plan, a “Capital Change of the Company” as such term is defined in the Company’s 1997 Stock Option Plan, a “Corporate Capital Transaction” as such term is defined in the Company’s 1991 Stock Option Plan, a “Change in Control” as such term is defined in the Indenture of the Company’s Senior Notes or a “Change in Control” as such term is defined in the Company’s Supplemental Executive Retirement Plan.

(ii)  Acceleration of vesting at time of Corporate Transaction.    Should a Corporate Transaction take place, all shares of stock granted to Executive and all unexercised options to purchase Company stock granted to the Executive that are unvested at the time of the Corporate Transaction shall become fully vested and exercisable.

(iii)  Benefits Upon Occurrence of Corporate Transaction.    Upon a the occurrence of a Corporate Transaction and subject to the obligations in Section 6.d-.e below, Executive shall be entitled to the benefits described in Section 4.c above regardless of whether the Executive’s employment is terminated in connection with such Corporate Transaction. In the event the event the Executive collects benefits pursuant to this Section 4.h(iii) the Executive shall lose the right to terminate the Agreement for Good Reason.

5.    SECTION 280G PAYMENTS

a.    Gross-Up Payment.    In the event it is determined that any payment or distribution of any type to or for the benefit of the employee, pursuant to this Agreement or otherwise, by the Corporation, any Person who acquires ownership or effective control of the Corporation, or ownership of a substantial portion of the assets of the Corporation (within the meaning of section 280G of the Code and the regulations, including proposed regulations, thereunder) or any affiliate of such Person (the “Total Payments”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes, (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

b.    Determination by Accountant.    All mathematical determinations and determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code and the regulations, including proposed regulations, thereunder), in each case which determinations are required to be made under Section 5, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by the Employee from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide to the Corporation and to the Employee its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, within ten days after the occurrence of an event which would trigger a parachute payment, or at such earlier time following such an event as is requested by the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefore) and that the Employee has substantial authority not to report any Excise Tax on the Employee’s federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within ten days after the Determination is delivered to the Corporation or the Employee. Any determination by the Accounting Firm shall be binding upon the Corporation and the Employee, absent manifest error.

As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Corporation and members of the Corporation should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Corporation and members of the Corporation that should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Corporation promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Corporation, and otherwise reasonably cooperate with the Corporation to correct such Overpayment; provided, however that (1) Employee shall not in any event be obligated to return to the Corporation an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 5(a), which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to the Corporation an amount that is less than the Overpayment.

6.    Termination Obligations

a.    Return of Company’s Property.    Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

b.    Representations and Warranties Survive Termination of Employment.    The representations and warranties contained herein, except Executive’s obligations under Section 2.b, shall survive termination of Executive’s employment and expiration of this Agreement.

c.    Cooperation in Pending Work.    Following any termination of Executive’s employment, Executive shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive’s acts or omissions while employed by Company. If Executive’s cooperation in the defense of any such action requires more than ten (10) hours of Executive’s time, the Executive and Company shall agree on appropriate remuneration for Executive’s time and expenses.

d.    Noncompetition.    Executive acknowledges and agrees that during his employment with the Company, he has had access to confidential information and the activities forbidden by this subsection would necessarily involve the improper use and disclosure of this confidential information. To forestall this use or disclosure, Executive agrees that during the Severance Period described in Section 4.c, or for two years after the termination of Executive for reasons other than by Company Not for Cause, Executive shall not, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by the Company (or any Affiliate); or (iii) engage in any business activity that is competitive with the Company (or any Affiliate) in any state where the Company conducts its business, unless Executive can prove that any of the above actions was done without the use of confidential information. In addition to the above restrictions on noncompetitive activity, and regardless of whether any use of confidential information is involved, Executive agrees that during the Severance Period Executive shall not, directly or indirectly, (i) solicit any customer of the Company (or any Affiliate) known to Executive (while he was employed by the Company) to have been a customer with respect to products or services competitive with products or services offered by the Company; or (ii) solicit for employment any person employed by the Company (or any Affiliate).

e.    Confidential Information.

(i)  The Executive shall never, either during the Term of the Executive’s Employment by the Company or thereafter, use or employ for any purpose or disclose to any other individual or entity any Confidential Information. The Executive acknowledges and agrees that all Confidential Information is proprietary to the Company, is extremely important to the Company’s business, and that the use by or disclosure of such Confidential Information to a Competitor could materially and adversely affect the Company, its business and its customers.

(ii)  For purposes of this Agreement, the term “Company” shall refer to the Company and each of its subsidiary corporations, and any other corporation or entity that is owned or controlled, directly or indirectly, by the Company or that is under common ownership or control with the Company.

(iii)  For purposes of this Agreement, the term “Confidential Information” shall mean information in any form that is not generally known to the public that relates to the Company’s past, present or future operations, processes, products or services, or to any research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, advertising, selling, leasing, financing or business methods or techniques (including without limitation customer lists, records of customer services, usages and requirements, sketches and diagrams of Company or customer facilities and like and similar information relating to actual or prospective customers) that is or may be related thereto. All information disclosed to the Executive or to which the Executive obtains access during any Term of the Executive’s Employment with the Company, whether pursuant to this Agreement or otherwise, or to which the Executive obtains access by reason of his employment by the Company, that the Executive has a reasonable basis to believe is or may be Confidential Information, shall be presumed for purposes of this Agreement to be Confidential Information.

7.    Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company:

American Pacific Corporation
3770 Howard Hughes Parkway, Suite 300
Las Vegas, NV 89109

and to Executive at:

The Executive’s address as set forth on the signature page to this Agreement.

Executive and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

8.    Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by The Company. Except for any stock option agreements and any other agreements evidencing a loan or trust from the Company to Executive (including but not limited to the Trust Agreement for American Pacific Corporation, Supplemental Executive Retirement Plan dated November 23, 1999, and the American Pacific Corporation Supplemental Executive Retirement Plan dated January 1, 1999), this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

9.    Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.    Assignment; Successors and Assigns

Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

11.    Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

12.    Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

13.    Arbitration

Any claim or controversy between Executive and Company or its successor arising under or in connection with this Agreement shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association and shall be the exclusive remedy for all Arbitrable Claims. Company and Executive agree that arbitration shall be held in or near Clark County, Nevada, before an arbitrator licensed to practice law in the State of Nevada. The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to Arbitration.

This Agreement to arbitrate survives termination of Executive’s employment.

In any dispute arising under or in connection with this Agreement, the prevailing party shall be entitled to recover all costs and reasonable attorney’s fees.

14.    Acknowledgment of Parties

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

15.    Date of Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company”
American Pacific Corporation

By:	/s/ LINDA G. FERGUSON
Vice President—Administration

“Executive”

/s/ JOHN R. GIBSON
John R. Gibson

Address: 7409 Doe Avenue Las Vegas, Nevada 89117

CONCUR: Dated, 27 July 2002, Full Management & Compensation Committee met and unanimously approved.

Management & Compensation Committee, American Pacific Corporation

By:	/s/ BERLYN D. MILLER
Berlyn D. Miller Committee Chairman